UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2006

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-49995

(Commission File Number)

71-0867623

(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2300, Vancouver, BC V6E 3X2

(Address of principal executive offices and Zip Code)

604.601.8336

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 18, 2006 Chaudion Holdings Ltd. converted half of a $500,000 10% convertible debenture issued December 22, 2004. On April 18, 2006 we issued an amended 10% convertible debenture to Chaudion Holdings Ltd. for $250,000, the balance of principal still due and payable. All of any portion of the amounts due under the debenture, which matures on October 18, 2007, may be converted at any time, at the option of the holder, into common shares of our company at a conversion price of $0.90 per share.

On April 19, 2006 we issued 833,333 common shares to Chaudion Holdings Ltd. in connection with the conversion of half of the original principal amount of a $500,000 10% convertible debenture dated December 22, 2004.

The issuance of the common shares, convertible note and the securities issuable upon conversion of the convertible note were made pursuant to the exemption from registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation S promulgated thereunder. The subscriber was not a U.S. person (as that term is defined in Regulation S).

On May 5, 2006 we issued 200,000 shares of our common stock to a director and officer upon the exercise of incentive stock options. The options were exercisable at an exercise price of $0.25 per share.

The issuance of the shares were made pursuant to the exemption from registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation S promulgated thereunder. The individual was not a U.S. person (as that term is defined in Regulation S).

Item 9.01 Financial Statements and Exhibits

10.1	Amendment to 10% Convertible Promissory Note with Chaudion Holdings Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks

By: Kenneth Hicks, President

Date: May 9, 2006